EXHIBIT 10.01

SENIOR EXECUTIVE BONUS PLAN

1.  Purpose.

The purpose of the Senior Executive Bonus Plan (the “Plan”) is to motivate and reward that individual who is serving as the Chief Executive Officer (the “CEO”) of Cadence Design Systems, Inc. (the “Company”) and the individuals who are part of the senior executive staff as designated by the CEO (collectively, the “Executives”) in order to improve the Company’s profitability and achieve the established corporate goals of the Company. Under the Plan, an Executive may be awarded for each fiscal year of the Company, or a portion thereof, a performance bonus, described in Section 4 hereof, which is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.  Eligibility.

In addition to the CEO, those individuals who are part of the senior executive staff as designated by the CEO, at the CEO’s discretion, shall be eligible to participate in the Plan. Other than the CEO, no person is automatically entitled to participate in the Plan in any fiscal year, or portion thereof. Participation in the Plan during any fiscal year, or portion thereof, does not entitle a participant to participate in the Plan or any similar plan in the future.

3.  Administration of the Plan.

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) which shall consist of at least two independent directors of the Company who satisfy the requirements of Section 162(m) of the Code. The Compensation Committee shall have the sole discretion and authority to: (i) administer and interpret the Plan in accordance with Section 162(m) of the Code as appropriate; (ii) prescribe the terms and conditions of any awards granted under the Plan; (iii) adopt rules and guidelines for the administration of the Plan that are consistent with the Plan; and (iv) interpret, amend or revoke any such rules and guidelines. The decisions of the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan.

4.  Performance Bonus Amounts.

For each fiscal year, the performance bonus amount payable to each Executive under this Section 4 is intended to constitute performance-based compensation for purposes of Section 162(m) of the Code and shall be based on a target bonus, in turn based on one or more relevant performance criteria and the extent to which targets identified for such criteria are realized. The Compensation Committee shall, for each fiscal year, approve the target bonus amount for each Executive, the relevant performance criteria, the respective targets for such criteria, and the bonus amounts payable depending upon if and the extent to which such targets are realized, in accordance with the following rules;

(i) The relevant performance criteria shall include, either individually or in combination, applied to the Company as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of companies or relative to a pre-established target or a previous year’s results (and in each case on a GAAP or non-GAAP basis, if applicable): (a) cash flow (including measures of operating or free cash flow), (b) earnings per share (diluted or basic), (c) earnings per share from continuing operations, (d) earnings (including but not limited to earnings before interest, taxes, depreciation and amortization), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) revenue or revenue growth, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin, (n) return on operating revenue, (o) market share, (p) customer loyalty or satisfaction as measured by a customer loyalty or satisfaction index determined by an independent consultant or expert in measuring such matters, (q) return on investment, (r) stock price, (s) market capitalization, (t) cash from operations, (u) product innovation or release schedule, (v) capital expenditure , (w) working capital, (x) cost of capital, (y) cost reductions, (z) bookings and segments of bookings such as net product bookings, (aa) market penetration, and (bb) technology development or proliferation.

(ii) To the extent consistent with Section 162(m) of the Code, the Compensation Committee (A) may appropriately adjust any evaluation of performance under a performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with the applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a performance criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(iii) As determined by the Compensation Committee, any given performance criterion may be measured over all or part of the fiscal year. If for a fiscal year the Compensation Committee determines to use only performance criteria measurable over the entire fiscal year, then it must identify in writing within ninety (90) days after the beginning of the fiscal year the target bonus, and the selected performance criteria and targets. If for any fiscal year the Compensation Committee determines to use at least one performance criterion to be measured over less than the entire fiscal year, then the performance bonus for the fiscal year shall be the bonus calculated for such short performance period or, if more than one performance period per fiscal year is involved, then the sum of the bonuses calculated separately for each short performance period ending with or within the fiscal year. In that case, on or before the date which represents 25 percent of the total number of days in such short performance period, the Compensation Committee shall identify in writing the target bonus, the selected performance criteria, and the targets applicable to such period.

(iv) The Compensation Committee may in its discretion direct that any performance bonus be reduced below the amount as calculated above. Further, the Compensation Committee may in its discretion increase the amount of compensation otherwise payable to any Executive upon satisfaction of the designated targets if such Executive is not covered by Section 162(m) of the Code.

5.  The Payment of Bonuses.

Notwithstanding the foregoing, the maximum aggregate amount payable under this Plan to any Executive for any fiscal year as a performance bonus shall be $5,000,000. The bonus or bonuses for a fiscal year (including all short performance periods ending with or within such year) shall be paid as soon as practicable following the approval of such bonuses following the end of such year or short performance period, as the case may be. No performance bonus under Section 4 hereof shall be paid unless and until the Compensation Committee makes a certification in writing that the performance criteria and targets have been satisfied as required by Section 162(m) of the Code. Further, unless otherwise provided in a written agreement with an Executive, the Executive must be employed by the Company on the date that bonus payments are distributed for a fiscal year or short performance period, as the case may be, or have terminated employment prior to that time solely on account of death or disability. If an Executive is entitled to payment of a performance bonus under Section 4 hereof, but was not employed by the Company for the entire fiscal year or short performance period, as the case may be, he or she may, at the discretion of the Compensation Committee, receive a prorated amount of the bonus amount payable as though he or she were employed for the entire year determined as follows: (i) if the performance period for such bonus is the entire fiscal year, the full year bonus amount shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year and the denominator of which is the number of days in the entire fiscal year; or (ii) if the bonus for the fiscal year represents the bonus or sum of bonuses computed separately for each short period within the fiscal year, then the bonus otherwise payable for each short period shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during such short period and the denominator of which is the total number of days in such short period.

6.  Amendment and Termination.

The Compensation Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan in order to reduce the amount of any Executive’s bonus payments at any time, for any or no reason.

7.  Cadence Design Systems, Inc. Clawback Policy.

All amounts earned under the Plan and paid on or after January 1, 2010 are subject to the Cadence Design Systems, Inc. Clawback Policy as in effect from time to time, a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into this Plan.

8.  Section 409A of the Code.

To the extent applicable, it is intended that this Plan and any awards granted hereunder either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

9.  No Right to Employment, Reelection or Continued Service.

Nothing in this Plan or a bonus granted hereunder shall interfere with or limit in any way the right of the Company to terminate any participant’s employment, service on the Board of Directors or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or a bonus granted hereunder itself confer upon any participant any right to continue his or her employment or service for any specified period of time. Neither a bonus awarded hereunder nor any benefits arising under this Plan shall constitute an employment contract with the Company.

10.  Unfunded Plan.

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their bonus awards, if any. If the Compensation Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of bonuses under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

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